Exhibit 16.1

October 10, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Brownie’s Marine Group, Inc.

File Ref No: 333-99393

We have read the statements of Brownie’s Marine Group, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated October 12, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Brownie’s Marine Group, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida